Exhibit 3(i)(a)


                        CERTIFICATE OF AMENDMENT
                                   OF
                  RESTATED CERTIFICATE OF INCORPORATION
                                   OF
                              MOTOROLA, INC.



      MOTOROLA, INC., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware (the "Company"), DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of the Company, at a meeting duly called and held on February 29, 2000, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Company:

RESOLVED, that an amendment of the first paragraph of Article 4 of the Company's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock, $3 par value, of the Company from 1,400,000,000 shares to 4,200,000,000 shares is hereby approved (subject to stockholder approval) and that such proposed amendment be submitted to a vote by the stockholders at the 2000 Annual Meeting of Stockholders; and the Board of Directors recommends the approval of the amendment to the Company's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock from 1,400,000,000 shares to 4,200,000,000 shares.

      SECOND: That thereafter, pursuant to the resolution of the Board of Directors, the annual meeting of the Stockholders of the Company was duly called and held on May 1, 2000, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting a majority of the outstanding shares of Common Stock of the Company, the only class entitled to vote thereon, voted in favor of the amendment.

      THIRD: That the first paragraph of Article 4 of the Restated Certificate of Incorporation is therefore amended to read as follows:

      The number of shares which the corporation shall have authority to issue, itemized by classes, par value of shares, and series, if any within a class, is:


               Series         Number of        Par Value Per
Class         (if any)        Shares           Share

Preferred     To be issued    500,000          $100
              in series

Common        None            4,200,000,000    $3


      FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Company has caused this certificate to be signed by A. Peter Lawson, its Executive Vice President, General Counsel and Secretary, and attested by Jeffrey A. Brown, its Assistant Secretary, this 3rd day of May, 2000.


                                           Motorola, Inc.



                                        By:  /s/ A. Peter Lawson
                                             A. Peter Lawson
                                             Executive Vice President,
                                             General Counsel and Secretary



Attest



By:  /s/ Jeffrey A. Brown
     Jeffrey A. Brown
     Assistant Secretary